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                                                                     EXHIBIT 5.1

               [LETTERHEAD OF BALCH & BINGHAM LLP APPEARS HERE]

                              _____________, 1998

New South Bancshares, Inc.
1900 Crestwood Boulevard
Birmingham, Alabama 35210

        Re: Registration Statement on Form S-1

Ladies and Gentlemen:

        We have acted as counsel to New South Bancshares, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-1, including a preliminary prospectus (the "Registration Statement"), which has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) Subordinated Deferred Interest Debenture (the "Subordinated Debentures") to be issued by the Company, (2) Preferred Securities
(liquidation amount $10 per Preferred Security) to be issued by New South Capital Trust I, and (3) the Company's Guarantee (as defined in the Registration Statement) with respect to such Preferred Securities. The Subordinated Debentures will be issued pursuant to an indenture, as supplemented, between the Company and the trustee named therein (the "Indenture") and the Guarantee will be issued pursuant to a guaranty agreement between the Company and the trustee named therein (the "Guaranty Agreement"), in each case in the respective forms filed as exhibits to the Registration Statement.

        We are of the opinion that, upon compliance with the pertinent provisions of the Act and the Trust Indenture Act of 1939, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company, when the Indenture and the Guaranty Agreement have been duly executed and delivered by the proper officers of the Company and the Trustees named therein, and when the Subordinated Debentures and the Guarantee have been executed, authenticated and delivered in accordance with the terms of the Indenture and the Guarantee, as the case may be, the Subordinated Debentures and the Guarantee will be valid, binding and legal obligations of the Company (subject to applicable bankruptcy, moratorium and similar laws from time to time in force and to general principles of equity, whether considered in a proceeding at law or in equity). We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Balch & Bingham LLP under the caption "Validity of Securities" in the Registration Statement.


                                            Very truly yours,

                                            /s/ Balch & Bingham LLP
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                                            Balch & Bingham